TCI
TCI INTERNATIONAL, INC.


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 13, 1996


To Our Stockholders:

	You are cordially invited to attend the Annual Meeting of Stockholders of TCI
International, Inc. which will be held at the Sheraton Inn - Sunnyvale,
1100 N. Mathilda Avenue, Sunnyvale, California at 8:30 a.m. on February 13, 1996
for the following purposes:

1.	To elect two Class III directors to serve until the 1999 Annual Meeting and until their successors have been elected and qualified;

2.	To consider and vote upon a proposal to approve the TCI International, Inc.
1995 Non-Employee Director Stock Option Plan;

3.	To consider and vote upon a proposal to ratify the selection of KPMG Peat
Marwick LLP as independent public accountants for the fiscal year ending September 30, 1996; and

4.	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.


The Board of Directors has fixed the close of business on January 5, 1996 as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

Representation of at least a majority of all outstanding shares of Common Stock of TCI International, Inc. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT
IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,


John W. Ballard
President


Sunnyvale, California
January 22, 1996



Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies


PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 13, 1996

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of TCI International, Inc., a Delaware corporation, of proxies to be voted at the Annual Meeting of Stockholders to be held at 8:30 a.m. on February 13, 1996 at the Sheraton Inn - Sunnyvale,
1100 N. Mathilda Avenue, Sunnyvale, California, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. TCI International, Inc. is a holding company which has two operating subsidiaries, Technology for Communications International ("TCI") and BR Communications. Unless the context otherwise indicates, the term "Company" as used herein refers to TCI International, Inc. and its consolidated subsidiaries. This Proxy Statement and the proxy card were first mailed to stockholders on or about January 22, 1996.


VOTING RIGHTS AND SOLICITATION

The close of business on January 5, 1996 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, TCI International, Inc. had 3,142,132 shares of common stock (the
"Common Stock") issued and outstanding (excluding Treasury Stock held by the Company). All such shares of the Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share on the matters to be voted upon.

Shares of the Common Stock represented by proxies in the accompanying form which are properly executed, and returned to the Company will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each director as described herein under "Proposal 1 - Election of Directors", FOR approval of the TCI International Inc. 1995 Non-Employee Director Stock Option Plan as described herein under "Proposal 2 - Approval of the TCI International, Inc. 1995 Non-Employee Director Stock Option Plan", and FOR ratification of the selection of accountants as described herein under "Proposal 3 - Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Assuming a quorum is present, the two nominees for Directors receiving the greatest number of votes cast at the meeting will be elected. The affirmative vote of a majority of the shares represented at the meeting is required to approve the TCI International, Inc. 1995 Non-Employee Director Stock Option Plan and the affirmative vote of a majority of the shares represented at the meeting is required to ratify the selection of the auditors for the Company.
Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

The entire cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers, and regular Company employees for no additional compensation. Arrangement may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.



PROPOSAL 1

ELECTION OF DIRECTORS

The members of the Board of Directors of TCI International, Inc. are classified into three classes, one of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term and until successors of such class have been elected and qualified. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The current two Class III directors, Messrs. Hausman and Shillito, have reached the established Board of Director retirement age and will not be standing for reelection.

Nominees to Board of Directors

                                           Class and Year
                                           in which Term
Name            Principal Occupation       Will Expire            Age

Donald C. Cox  Professor, Electrical       Class III; 1999        58
               Engineering, Stanford
               University

C. Alan Peyser President, Country Long     Class III; 1999        62
               Distance


Donald C. Cox, a professor of Electrical Engineering at Stanford University, has held the Harold Trap Friis Professor of Engineering seat since 1993 and is the Director of Stanford's Center for Communications. From 1991 to
1993, he was Executive Director of Radio Research Department, Bellcore.

C. Alan Peyser is currently President of Country Long Distance. He was Chief Executive Officer of Cable and Wireless, Inc. from 1993 to 1995 and President of Cable and Wireless, Inc. from 1980 to 1993. He has been a director of Cable and Wireless since 1993. Mr. Peyser also serves as a director of Tridex, Inc.


Directors Not Standing For Election

                                                        Class and Year
                                             Director   in which Term
Name               Principal Occupation      Since      Will Expire      Age

Asaph H. Hall      Retired.                  1992       Class I; 1997    62

E.M.T. Jones,      Retired.  Chairman of
                   the Board of TCI
                   International, Inc.       1987       Class I; 1997    71

John W. Ballard    President of TCI
                   International, Inc.       1987       Class II; 1998   62

Hamilton W. Budge  Retired.  Of counsel
                   to Brobeck, Phleger
                   & Harrison                1987       Class II; 1998   67


Asaph H. Hall, from 1991 to 1994, was Corporate Vice President-Information Systems and Administrative Services at General Dynamics and from 1984 to 1991 was General Manager of General Dynamics Data Systems Division. Mr. Hall has held various other positions at General Dynamics since 1977. He serves on the Compensation Committee and Audit Committee.

E.M.T. Jones, a founder of TCI, has been Chairman of the Board of the Company since 1990. From 1985 to 1990, Dr. Jones served as Vice President, Development of TCI. From 1974 to 1985 he was Executive Vice President of TCI. From 1968 to 1974 Dr. Jones served as Vice President, Engineering of TCI. He has been a Director of TCI since 1968 and of the Company since 1987. Dr. Jones is a member of the Stock Option Committee.

John W. Ballard, a founder of TCI, became a Director of TCI in 1968 and has been its President since 1974. From TCI's founding until 1974 he served as Executive Vice President and General Manager. He has been President and Chief Executive Officer and a Director of the Company since 1987. Mr. Ballard is a member of the Stock Option Committee.

Hamilton W. Budge is of counsel to Brobeck, Phleger & Harrison, the Company's general counsel. He was a Director of TCI from 1968 until 1987, and became a Director of the Company in 1987. Mr. Budge is a member of the Compensation Committee. He is also a director of Pope & Talbot, Inc.


BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company held a total of four meetings during the fiscal year ended September 30, 1995. Each Director attended (during the period that he served) at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served.

The Company has an Audit Committee, a Compensation Committee and a Stock Option Committee of the Board of Directors. There is no nominating committee or committee performing the functions of a nominating committee.

The Audit Committee meets with the Company's financial management and its independent public accountants and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, which currently consists of Messrs. Hausman, Hall, Peyser and Shillito, held three meetings during the Company's last fiscal year.

The Compensation Committee reviews and approves the Company's compensation arrangements for key employees. This Committee, which currently consists of Messrs. Shillito, Budge, Cox and Hall, held two meetings during the last fiscal year.

The Stock Option Committee has in the past administered the Company's 1981 Stock Option Plan. However, this Committee, which currently consists of Messrs. Ballard and Jones, no longer meets the three disinterested-person administration requirement of Rule 16b-3, as in effect prior to the May 1, 1991 amendments, under the Securities Exchange Act of 1934. Accordingly, the full Board must grant stock options to officers of the Company until such time as there are three or more disinterested individuals on this Committee or the administration of the 1981 Stock Option Plan is otherwise brought into compliance with the applicable requirements of amended Rule 16b-3.


DIRECTOR REMUNERATION

Each non-officer member of the Board of Director was paid an annual retainer fee of $10,800 in fiscal year 1995 (prorated quarterly, for those directors serving a portion of the year) and was reimbursed for all out-of-pocket costs incurred in connection with their attendance at board meetings.
Mr. Hausman received an additional annual retainer fee of $2,700 for his service as Chairman of the Audit Committee. The Company also pays each non-officer Director $675 for each Board meeting attended, $450 for each committee meeting attended that is not held in conjunction with a Board meeting, and $225 for each committee meeting attended that is held in conjunction with a Board meeting. On July 14, 1995, Mr. Cox and Mr. Peyser were each granted a stock option for 2,500 shares of Common Stock with an exercise price of $8.75 per share. Each option has a maximum term of seven (7) years, subject to earlier termination following the optionee's cessation of Board service, and will become exercisable for the option shares in a series of five
(5) successive equal annual installments upon the optionee's completion of each year of Board service over the five (5)-year period measured from the grant date. However, each option will become immediately exercisable for all the option shares upon an acquisition of substantially all of the Company's outstanding stock or assets.

In addition, each non-employee Board member will receive, over his or her continued period of Board service, a series of option grants under the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"), provided the Director Plan is approved by the stockholders at the Annual Meeting.
The Director Plan was established on September 1, 1995, and on that date each of the following non-employee Board members received an option grant under the Director Plan for 10,000 shares of the Company's common stock:
Messrs. Budge, Cox, Hall, Hausman, Peyser and Shillito. Each option has an exercise price of $7.63 per share, the closing price of the Company's common stock on the grant date, as reported on the Nasdaq National Market.
None of the options, however, will become exercisable for any of the option shares unless the stockholders approve the implementation of the Director
Plan by voting in favor of Proposal 2 below. For further information concerning the terms and conditions of the September 1, 1995 option grants, please see the summary of the Director Plan set forth in Proposal 2 below.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of January 5, 1996 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each director, (iii) each officer listed in the Summary Compensation Table, and (iv) all directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

                                   							    Shares		            Percent
Name and Address of Beneficial Owner 		       Beneficially Owned		Of Class

TCI International Inc. Employee
Stock Ownership Plan	                          729,850(1)	          23.2%
c/o Bank of America NT&SA, Trustee
1 South Van Ness Ave., San Francisco,
California  94103

John W. Ballard	                              	447,687(2)	          14.2%
c/o TCI International, Inc.
222 Caspian Drive, Sunnyvale,
California  94089

Athena Capital Management, Inc,	               171,450(3)	           5.5%
75 James Way, Southampton,
Pennsylvania  18966

E.M.T. Jones		                                 167,468(2)	           5.3%
c/o TCI International, Inc.
222 Caspian Drive, Sunnyvale,
California  94089

Hamilton W. Budge(4)	                            4,000	               *
Asaph H. Hall(4)	                                7,500	               *
Arthur H. Hausman(4)	                              550	               *
Barry J. Shillito(4)	                            3,100	               *

John W. Ballard III(2)(4)	                      38,965	              1.2%

All directors and executive
officers as a group
(7 persons) (1)(2)(4)	                         669,270	             21.3%

(1) Each of approximately 197 participants in the Company's Employee Stock Ownership Plan has sole voting power over all shares allocated to his or her account. The Administrative Committee for the Employee Stock Ownership
Plan, which includes Mr. John W. Ballard, an officer and director of the Company, has investment power over the assets of the Employee Stock Ownership Plan, subject to the terms and limitations of such Plan. The Charles Schwab Trust Company serves as trustee in accordance with the terms of the Employee Stock Ownership Plan.

(2) Includes shares allocated under the Employee Stock Ownership Plan to the participant's account through September 30, 1995. Such shares are included in the aggregate holdings of the Employee Stock Ownership Plan (see footnote (1)).

(3)  Athena Capital Management, Inc., an investment advisor registered under section 203 of the Investment Advisors Act of 1940 owns 171,450 shares according to information contained in its Schedule 13G filed on January 31, 1995.

(4) Includes shares subject to options which are currently exercisable or will become exercisable prior to March 31, 1996.

* Percentage of shares beneficially owned does not exceed 1% of the class so owned.




EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation paid or accrued by the Company for the years ended September 30, 1995, 1994 and 1993 to the Chief Executive Officer, and to the one other executive officer of the Company during the fiscal year ended September 31, 1995 (the "Named Officers").

SUMMARY COMPENSATION TABLE

                                                          Long Term
                            Annual Compensation          Compensation

Name and Principal       Fiscal                      Securities Underlying       All Other
Position                 Year   Salary(1)   Bonus      Options/SARs (#)       Compensation (2)

John W. Ballard,         1995    $153,171  $30,000           ---                   $7,452
President and Chief      1994     153,784   19,000           ---                    6,999
Executive Officer of     1993     152,242   20,000           ---                   23,296 (3)
the Company and TCI

John W. Ballard III,
Vice President Finance   1995     122,969   25,000          25,000                  6,930
of the Company;
President BR
Communications           1994     123,458   17,000           ---                    5,550
and General Manager TCI  1993     121,581   17,500          30,000                  4,549

  (1) Salary amounts include employee contributions under the Company's 401(k) Plan
  (2) Represents the Company's contribution under the Company's ESOP and 401(k) Plan as follows:

                                Section 401(k)                  Employee Stock
                            Plan/Profit Sharing Plan            Ownership Plans

                            1995      1994      1993         1995    1994    1993
John W. Ballard            $6,052     $3,476    $3,391      $1,400   $3,523  $3,199

John W. Ballard III         5,647      2,819     2,432       1,283    2,731   2,117

  (3) Includes payment of $17,306 to reduce the accrued, but unused, vacation hours from prior years.


Stock Options

The following table sets forth certain information concerning stock options granted in fiscal year 1995 under the Company's 1981 Stock Option Plan to each Named Officer. No stock appreciation rights ("SARs") were granted during such fiscal year to any Named Officer. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options.

OPTION GRANTS IN LAST FISCAL YEAR

                                            Percent of                             Potential Realizable Value at
                                            Total Options                          Assumed Annual Rates of
                   Number of Securities     Granted to     Exercise                Stock Price Appreciation
                   Underlying Stock         Employees in   Price Per   Expiration  for Option Term (3)
Name               Options Granted (1)      Fiscal 1995    Share (2)   Date        5%          10%
John W. Ballard III      25,000                  8%        $4.25       12/2/2001   $43,254     $100,801

(1) The option was granted under the Company's 1981 Stock Option Plan with an exercise price equal to 100% of the fair market value of the option shares on the December 2, 1994 grant date. The option has a maximum term of 7 years measured from such grant date, subject to earlier termination upon the optionee's cessation of employment with the Company. The option will become exercisable for the option shares in 5 equal and successive annual installments upon the optionee's continued period of employment with the Company measured from the grant date. The option will become immediately exercisable for all the option shares upon acquisition of substantially all the Company's outstanding stock or assets, unless the option is assumed by the acquiring entity.

(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with the exercise. The Plan Administrator also has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with a exercise price equal to the lower fair market value of the option shares on the regrant date.

(3) The potential realizable value is reported net of the option price, but before any income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration of the option. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the named individual.

Option/SAR Exercises and Holdings

The following table provides information with respect to the Named Officers concerning the exercise of stock options during the 1995 fiscal year and the unexercised options held by such individuals at the end of the 1995 fiscal year. No stock options or SARs were exercised during the 1995 fiscal year, nor were any SARs outstanding at the end of such fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
FY-END OPTION/SAR VALUE

                                                      Number of Unexercised         Value of Unexercised In-the-Money
                     Shares                           Options/SARs at FY-End (#)    Options/SARs at FY-End (1)
                     Acquired            Value
Name                 on Exercise (#)     Realized     Exercisable/Unexercisable     Exercisable/Unexercisable
John W. Ballard III       None             None            32,400/35,600                 $104,875/$134,500

  (1) Value based upon the closing selling price of the Company's Common Stock on September 30, 1995 on the Nasdaq National Market ($8.125 per share) less the exercise price payable per share.

Employment Contract and Change of Control Arrangements

The Company does not presently have any employment contracts in effect with the Chief Executive Officer or its other executive officer. As indicated in footnote (1) to the table entitled "Option Grants in Last Fiscal Year," the shares subject to option grants made to date under the Company's 1981 Stock Option Plan will immediately vest upon an acquisition of the Company, unless the options are assumed by the acquiring entity.

Compensation Committee and Board of Directors Report on Executive Compensation

The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. The Committee is responsible for reviewing and approving the compensation policies for all employees, including all officers, whose annual compensation is in excess of $100,000. The Stock Option Committee has in the past administered the Company's 1981 Stock Option Plan. However, the
 Stock Option Committee, which currently consists of Messrs. Ballard and Jones, no longer meets the three disinterested-person administration requirement of Rule 16b-3, as in effect prior to the May 1, 1991 amendments, under the Securities Exchange Act of 1934. Accordingly, the full Board must grant stock options to officers of the Company until such time as there are three or more disinterested individuals on this Stock Option Committee or the administration of the 1981 Stock Option Plan is otherwise brought into compliance with the applicable requirements of amended Rule 16b-3.

The objective of the Compensation Committee is to establish a comprehensive program for the Company's executive officers which will (i) allow the Company to attract and retain the services of highly qualified individuals,
(ii) tie executive compensation directly to the Company's business and performance objectives and (iii) reward outstanding individual performance that contributes to the Company's growth and long term success.

In general, the compensation package for executive officers is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be marginally competitive with salary levels of similarly sized companies both within and without the industry which compete with the Company for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of performance targets, and (iii) long term stock based incentive awards which strengthen the mutuality of interest between the executive officers and the Company's stockholders.

The Compensation Committee annually evaluates the executive officers' base compensation and bonus eligibility compared with surveyed executive compensation for similar sized companies and divisions published by the American Electronics Association. Eligibility for bonuses is generally based on a weighted evaluation taking into account the overall performance of the Company, the Compensation Committee's evaluation of each participant's contribution to such performance, and progress made towards the attainment of long term growth objectives. The Compensation Committee meets with the Chief Executive Officer (the "CEO") to review his evaluation of the officers' performance and eligibility for bonuses and then reconvenes without the CEO's presence to evaluate his performance. The Committee gives a report on its meeting to the full Board of Directors.

For purposes of the stock price performance graph which appears latter in this Proxy Statement, the Company has selected the S&P Aerospace/Defense Index as the industry index. However, in selecting companies to survey for compensation purposes, the Compensation Committee considered many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The Compensation Committee also considered companies outside the industry which may compete with the Company in recruiting executive talent. For this reason, there was no meaningful correlation between companies surveyed for compensation data and the companies included in the S&P Aerospace Index.

The base salary level for the Company's executive officers for fiscal 1995 was at the 36th percentile of the base salary paid by companies in the peer group survey taken into consideration for comparative compensation purposes.
In fiscal 1995 the Company's executive officers received a 3.5% increase in base salary compensation over salary levels paid in fiscal 1994.

For fiscal 1995, the Compensation Committee established a bonus pool to be distributed on a discretionary basis among executives and managers of the Company and its subsidiaries provided certain financial performance benchmarks were met. For fiscal 1995, the Compensation Committee recommended to the full Board of Directors that Mr. John W. Ballard and Mr. John W. Ballard III receive bonuses of $30,000 and $25,000 respectively, in recognition of their performance.

For fiscal 1996, the Compensation Committee has again established a bonus pool to be distributed on a discretionary basis among executives and managers of the Company and its subsidiaries. The basis of distribution of this pool will be subjective, but is generally tied to the achievement of corporate and divisional goals as detailed in the Company's most recent strategic plan. More specifically, these goals relate to progress on new product introduction efforts and achievement of certain profitability and other financial milestones.

Stock options are considered a component of the total compensation of officers. All stock options are granted under the 1981 Stock Option Plan and are intended to align the interests of each officer-optionee with those of the stockholders and provide them with a significant incentive to manage the Company from the prospective of an owner with an equity interest in the success of the business. The size of the option grant made to each executive officer under the 1981 Plan is based upon that individual's current position with the Company, internal comparability with option grants made to other Company executives and the individual's potential for future responsibility and promotion over the option term. The Board of Directors also takes into account the existing equity holdings, whether in shares or in vested or unvested stock options, of the executive officer in determining the appropriate level of equity incentive to provide for each officer. However, the Board of Directors does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. During fiscal 1995, Mr. John W. Ballard III received an option to purchase 25,000 shares of Company stock at $4.25, exercisable as to 20% of the option shares after December 2, 1995 and as to an additional 20% of the optioned shares after each December 2 thereafter through December 2, 1999.

CEO Compensation. In setting the compensation payable to the Company's CEO, the Compensation Committee has sought to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent, and (ii) make a significant percentage of the total compensation package contingent upon performance.

The base salary established for the CEO on the basis of the foregoing criteria is intended to provide him with a level of stability and certainty each year. However, this element of compensation historically has been affected to some degree by the Company's profitability. In fiscal year 1995, the CEO's salary component of compensation was at the 35th percentile of the base salary in effect for chief executive officers of the same peer group companies which were included in the survey reviewed by the Compensation Committee for comparative compensation purposes. The balance of the compensation, a cash bonus of $30,000, earned by the CEO for fiscal year 1995 was entirely dependent upon performance and provided no dollar guarantee. Because of the significant equity holdings the CEO currently has in the Company, no stock option grants have, to date, been made to the CEO under the Company's 1981 Stock Option Plan.

Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held corporations for compensation exceeding $1 million paid to certain executive officers. It is not expected that the compensation to be paid to the Company's executive officers for fiscal year 1996 will exceed the $1 million limit per officer. Accordingly, the Compensation Committee has not at this time instituted any changes to its compensation policies to take into account the new $1 million limitation.

   The Compensation Committee	       The Board of Directors
      	Barry J. Shillito			             John W. Ballard
      	Hamilton W. Budge		              Hamilton H. Budge
      	Asaph H. Hall			                 Donald C. Cox
      	Donald C. Cox			                 Asaph H. Hall
                                   					Arthur H. Hausman
                                   					Alan C. Peyser
                                   					Barry J. Shillito
                                   					E.M.T. Jones


Performance Graph

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG COMPANY, S&P 500 INDEX AND S&P AEROSPACE/DEFENSE INDEX

(on file)


Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings of the Company, including this Proxy Statement in whole or in part, the preceding Performance Graph and Report of Compensation Committee and Board of Directors shall not be incorporated by reference into any such filings, nor shall such graph or report be incorporated by reference into any future filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. However, two members of the Board of Directors, Messrs. Ballard and Jones, are executive officers of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has an executive officer serving as a member of the Company's Board of Directors or Compensation Committee.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company' directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such reports furnished to the Company and written representation that no other reports were required, the Company believes that there was compliance for the fiscal year ended September 31, 1995 with all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial stockholders.




PROPOSAL 2

APPROVAL OF THE TCI INTERNATIONAL, INC. 1995 NON-EMPLOYEE
DIRECTOR STOCK OPTION PLAN

The stockholders are being asked to vote on a proposal to approve the implementation of the 1995 Non-Employee Director Stock Option Plan
(the "Director Plan") pursuant to which eligible non-employee members of the Company's Board of Directors will receive automatic option grants made at designated intervals over their period of continued service on the Board. The Director Plan became effective on September 1, 1995, and the initial option grants under the Director Plan were made on that date, subject to stockholder approval of the Director Plan at the 1996 Annual Meeting.

The Director Plan is an equity incentive program designed to attract and retain highly-qualified individuals to serve as non-employee members of the Company's Board of Directors. The following is a summary of the principal features of the Director Plan. The summary, however, does not purport to be a complete description of all the provisions of the Director Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's executive offices.

Eligibility

	Eligibility for automatic option grants under the Director Plan is limited to
(i) those individuals serving as non-employee Board members on September 1, 1995 and (ii) those individuals first elected or appointed as non-employee Board members after such date. In no event, however, will any non-employee Board member be eligible to participate in the Director Plan if such individual has previously been in the Company's employ.

As of January 5, 1996, there were six (6) non-employee Board members eligible to participate in the Director Plan.

Issuable Shares

Shares of the Company's common stock will be issuable under the Director Plan and will be drawn from either the Company's authorized but unissued shares of common stock or from reacquired shares of common stock, including shares repurchased by the Company on the open market. The total number of shares of common stock issuable in the aggregate under the Director Plan and the Company's 1981 Stock Option Plan (the "1981 Plan") may not exceed the 1,100,000 shares which have been reserved for issuance over the term of the 1981 Plan, and only 292,885 shares of this reserve remained available for issuance in the aggregate under the two plans after August 31, 1995. Accordingly, the implementation of the new Director Plan will not effect any increase in the number of shares of common stock already reserved for issuance to officers, employees and non-employee Board members through the 1981 Plan and will not result in any additional dilution of stockholder interests.

Should one or more outstanding options under the Director Plan or the 1981 Plan expire or terminate for any reason prior to exercise in full, then the shares of common stock subject to the portion of each option not so exercised will be available for subsequent option grant under either the Director Plan or the 1981 Plan.

In the event any change is made to the common stock issuable under the Director Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable in the aggregate under the Director Plan and the 1981 Plan, (ii) the number and/or class of securities for which automatic option grants are to be subsequently made under the Director Plan to newly-elected or continuing non-employee Board members, and (iii) the number and/or class of securities and price per share in effect under each option outstanding under the Director
Plan.

Automatic Option Grants

Each individual who was serving as an eligible non-employee Board member on the September 1, 1995 effective date of the Director Plan automatically received on that date an option to purchase 10,000 shares of common stock. Each individual who first becomes an eligible non-employee Board member after September 1, 1995, whether through election by the Company's stockholders or appointment by the Board, will automatically receive, at the time of such initial election or appointment, a similar option grant to purchase 10,000 shares of common stock.

Additional grants will automatically be made under the Director Plan as follows:

		-	 At the Annual Stockholders Meeting held in the calendar year in which occurs the third anniversary of the grant date of the initial
     10,000-share automatic option grant made to the non-employee Board member, that individual will automatically be granted an option to purchase an additional 6,000 shares of common stock, provided such individual is continuing to serve as a Board member.

		-	 At every third Annual Stockholders Meeting following the Stockholders
     Meeting at which the non-employee Board member receives his or her first
     6,000-share option grant, such individual will automatically be granted an additional option to purchase 6,000 shares of common stock, provided such individual is continuing to serve as a Board member.

There will be no limit on the number of such 6,000-share option grants any one non-employee Board member may receive over his or her period of Board service.

New Plan Benefits

On the September 1, 1995 effective date of the Director Plan, each of the following non-employee Board members received an automatic option grant for 10,000 shares of common stock with an exercise price of $7.63 per share: Messrs. Budge, Cox, Hall, Hausman, Peyser and Shillito. None of these options, however, will become exercisable in whole or in part unless the stockholders approve the Director Plan at the Annual Meeting.

Price and Exercisability

The exercise price per share of common stock subject to each automatic option grant will be equal to one hundred percent (100%) of the fair market value per share on the automatic grant date. For such purpose, the fair market value per share will be deemed equal to the closing selling price per share of common stock on the Nasdaq National Market on the date in question. On January 5, 1996, the fair market value per share determined on such basis was $8.63.

The exercise price is payable in cash or in shares of common stock. The exercise price may also be paid through a same-day sale program pursuant to which a designated brokerage firm will effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the purchased shares.

Each automatic grant will be immediately exercisable for any or all of the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each option will vest, and the Company's repurchase right will lapse, as follows: one third of the option shares will be fully-vested on the grant date of the option, and the balance of the option shares will vest in two (2) successive equal annual installments over the optionee's period of continued service as a Board member, with the first such installment to vest upon the optionee's completion of one (1) year of Board service measured from the grant date. In no event will any additional option shares vest after the optionee's cessation of Board service.

Non-Transferability.

During the optionee's lifetime, each automatic option grant will generally be exercisable only by the optionee and will not be assignable or transferable other than by will or by the laws of descent and distribution following the optionee's death or in connection with the optionee's divorce or other marital separation proceedings.

Option Term.

Each automatic grant will have a maximum term of ten (10) years, subject to earlier termination upon the optionee's cessation of Board service.

Should the optionee die or become permanently disabled while serving as a Board member, then the shares of common stock at the time subject to each automatic option grant held by such individual will immediately vest in full (and the Company's repurchase right with respect to such shares will terminate), and the optionee (or the representative of the optionee's estate or the person or persons to whom the option is transferred upon the optionee's death) will have a twelve (12)-month period following the date of the optionee's cessation of Board service in which to exercise such option for any or all of those vested shares.

Stockholder Rights.

The holder of an automatic option grant will have no stockholder rights with respect to any shares subject to such option until such individual exercises the option and pays the exercise price for the purchased shares.

Change in Control Provisions

In the event of any of the following transactions (a "Change in Control"):

		(i)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated,

		(ii)	the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the
       Company,

		(iii)	any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger, or

		(iv)	the acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than fifty percent
       (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the
       Company's stockholders,

the shares of common stock at the time subject to each outstanding automatic option but not otherwise vested will automatically vest in full so that each such option will, immediately prior to the specified effective date for the Change in Control, become fully exercisable for all of the shares of common stock at the time subject to that option and may be exercised for all or any portion of those shares as fully-vested shares. Immediately following the consummation of the Change in Control, each automatic option grant will terminate and cease to be outstanding, except to the extent one or more such grants are assumed by the successor entity or its parent corporation.

The automatic option grants outstanding under the Director Plan will in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Plan Amendments

The Board has complete and exclusive power and authority to amend or modify the Director Plan in any or all respects whatsoever. However, the Director Plan, together with the option grants outstanding thereunder, may not in general be amended at intervals more frequently than once every six (6) months. In addition, the Board may not, without the approval of the Company's stockholders, amend the Director Plan to (i) materially increase the maximum number of shares issuable in the aggregate under the Director Plan and the 1981 Plan or the number of shares for which an option is to be granted to each newly-elected or continuing non-employee Board member, except for permissible adjustments in the event of certain changes in the Company's capital structure, (ii) materially modify the eligibility requirements for plan participation or (iii) materially increase the benefits accruing to plan participants.

Effective Date and Term of Director Plan

The Director Plan became effective on September 1, 1995, and the initial automatic option grants under the Director Plan were made on that date. The Director Plan will terminate upon the earlier of (i) August 31, 2005 or (ii) the date on which all shares available for issuance under the Director Plan and the 1981 Plan have been issued pursuant to the exercise of outstanding options. If the date of termination is determined under clause (i) above, then all option grants outstanding on such date will thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing those grants.

Tax Consequences

Options granted under the Director Plan will be nonstatutory options which do not satisfy the requirements of Section 422 of the Internal Revenue Code. No taxable income will be recognized by an optionee upon the grant of the nonstatutory option, but the optionee will normally recognize ordinary income in the year in which the option is exercised. The amount of such ordinary income will be equal to the excess of the fair market value of the purchased shares on the exercise date over the option exercise price paid for the shares.

Special provisions of the Internal Revenue Code apply to the acquisition of unvested shares of the Company's common stock under a nonstatutory option. These special provisions may be summarized as follows:

	-	If the shares acquired upon exercise of the nonstatutory option are subject to repurchase by the Company at the original option exercise price in the event of the optionee's termination of Board service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the optionee vests in the shares, an amount equal to the excess of (i) the fair market value of the shares on the date the optionee vests in those shares over (ii) the option exercise price paid for such shares.

	-	The optionee may, however, elect under Section 83(b) of the Internal Revenue
   Code to include as ordinary income in the year of exercise of the nonstatutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii)
   the option exercise price paid for such shares.  If the Section 83(b)
   election is made, the optionee will not recognize any additional income as and when he or she vests in such shares.

The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Stockholder Approval

The affirmative vote of the majority of shares of the Company's common stock present or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2 is required for approval of the implementation of the Director Plan. If such stockholder approval is not obtained, then all options previously granted under the Director Plan will terminate without ever becoming exercisable for any of the option shares, and no further options will be granted under the Director Plan. However, non-employee Board members would continue to remain eligible to receive discretionary option grants from time to time under the 1981 Plan.

Because the Board believes that an equity incentive program is necessary to attract and retain the services of highly-qualified non-employee Board members, the Board recommends that the stockholders vote IN FAVOR of Proposal 2.




PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of Registrant, at its meeting held on January 16, 1996, and upon the prior recommendation of its Audit Committee, retained KPMG Peat Marwick LLP, independent public accountants, to replace the firm of Deloitte & Touche LLP as independent public accountants for Registrant, effective
January 16, 1996.

In connection with its audits for the years ended September 30, 1995 and 1994 and in subsequent interim period preceding the engagement with KPMG Peat
Marwick LLP, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have been referred to in their report.

Deloitte & Touche LLP's report on the Registrant's financial statements for the years ended September 30, 1995 and 1994 contained no adverse opinion or disclaimer of opinion nor was it qualified as to uncertainty, audit scope, or accounting principles.

The firm of KPMG Peat Marwick LLP was selected to serve as independent public accountants for the Company for the fiscal year ending September 31, 1996. Although the selection of KPMG Peat Marwick LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the selection of the independent public accountants for fiscal year 1996. In the event that stockholders fail to ratify the selection of KPMG Peat Marwick LLP, the Board of Directors would reconsider such selection.

The Company anticipates that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.


STOCKHOLDER PROPOSALS

Stockholders proposals intended to be considered at the 1997 Annual Meeting must be received by the Company no later than September 18, 1996. The proposal must be mailed to the Company's principal executive offices, 222 Caspian Drive, Sunnyvale, California 94089, Attention: John W. Ballard III. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.


OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.



BY ORDER OF THE BOARD OF DIRECTORS


John W. Ballard
President and Chief Executive Officer

January 22, 1996
Sunnyvale, California